SunTrust Bank
8330 Boone Boulevard
Vienna, VA 22182

June 22, 2005

Mr. Raymond A. Huger
President
Paradigm Solutions Corporation
2600 Tower Oaks Blvd, Suite 500
Rockville, MD 20852

Dear Mr. Huger:

Pursuant to the Letter Agreement from SunTrust Bank (the Bank) to Paradigm Solutions Corporation, a Maryland corporation (the Borrower), dated November 15, 2004, and accepted by the Borrower on November 16, 2004 (as amended from time to time, the Agreement), the Bank agreed to establish a $5,000,000 line of credit for the Borrower (the Line). Capitalized terms used in the Agreement shall have the same meanings when used herein and not otherwise defined. By signing below, the Bank and Borrower agree that the Agreement is hereby amended as follows:

1. The Termination Date in the section titled Amount on Page 1 is changed to September 30, 2005.

2. The following requirement is added to the section of the Agreement titled Covenants, (a) Financial Reporting Requirements, with all other provisions remaining the same:

    i. The Borrower shall deliver to the Bank (6) within 25 days of the end of each calendar month, a monthly cash flow forecast, prepared in accordance with GAAP.

3. The section of the Agreement titled Covenants, (j) Financial Covenants is deleted in its entirety and replaced with the following:

    i. (j) Financial Covenants. The Borrower shall maintain at all times (1) Tangible Net Worth of not less than $2,650,000 beginning on and as of June 30, 2005; and (2) a ratio of total liabilities to Tangible Net Worth of not more than 5.00 to 1.0 beginning on and as of June 30, 2005. The Borrower shall achieve minimum quarterly net income of $1.00 for the fiscal quarters of the Borrower ending June 30, 2005, and September 30, 2005.

4. The annual Administrative Fee of $4,900.00 shall be deemed fully earned. Barring a failure to extend the Termination Date and an event of Default, the fee shall continue

to be payable in the current July, October, January, and April quarterly installments of $1,225.00. In the event of an occurrence of the Termination Date or Default, any and all unpaid Administrative Fee amounts shall become immediately due.

The Loan Parties acknowledge and agree that each reference in the Loan Documents to (a) the Agreement shall be deemed to mean the Agreement as amended hereby, and (b) to the Loan Documents shall be deemed to include a specific reference to each Guaranty to which the Guarantors are parties. The Loan Parties acknowledge and agree that each reference in the Loan Documents to any particular Loan Document shall be deemed to be a reference to such Loan Document as amended hereby. In the event of a conflict between the terms of any Loan Document and the terms hereof, the terms hereof shall control. Except as specifically amended hereby, the terms and provisions of the Loan Documents are ratified and confirmed by the parties hereto in all respects and remain in full force and effect.

Please acknowledge your understanding and acceptance of the foregoing by signing this letter below and returning it to my attention at your earliest convenience, in any event no later than June 30, 2005.

Sincerely yours,

SunTrust Bank

By: ______________________
Lindsey Rheaume
Senior Vice President
Technology and Government Division

ACCEPTED AND AGREED: June 22 2005

Borrower:

Paradigm Solutions Corporation, a Maryland corporation

By: ______________________
Name: Raymond A. Huger
Title: CEO

Guarantors:

Paradigm Holdings, Inc., a Wyoming corporation

By: ______________________
Name: MARK A. SERWAY
Title: SVP + CFO

Paradigm Solutions International, Inc., a Maryland corporation

By: Marc A. Serway [signature]
Name: MARC A. SERWAY
Title: SVP, CFO